UMH Properties Acquires Two Manufactured Housing Communities in Pennsylvania

UMH Properties , Inc.

Press Release

FREEHOLD, N.J., June 4 , 2010 ---------UMH Properties, Inc. (NYSE Amex: UMH) announced today the acquisition of the Sunny Acres and Suburban Estates manufactured housing communities located in Pennsylvania for a total purchase price of $13,200,000. With this closing, UMH owns 30 communities containing approximately 7,200 home-sites.

These all-age family communities total 407 sites. Sunny Acres, located in Somerset, is a 53 acre, 207-site property that is 97% occupied. Suburban Estates, located in Greensburg, is a 35 acre, 200-site property that is 95% occupied.

Samuel A. Landy, President, stated, "We are very pleased to announce these acquisitions. These two high-quality, well-occupied communities are in close proximity to our other Western Pennsylvania assets. Over the years, these communities have performed very well and they are an excellent fit to our existing portfolio. Pennsylvania is a very attractive state and we are optimistic about the continued long-term prospects for these properties.”

UMH, a publicly-owned REIT, owns and operates thirty manufactured home communities located in New Jersey, New York, Pennsylvania, Ohio and Tennessee.  In addition, the Company owns a portfolio of REIT securities.

Contact:

Susan M. Jordan

732-577-9997